Date:  October 26, 2006

Securities and Exchange Commission

Attention:  Securities Ownership Reports

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:  Authorization to Sign and File Securities Ownership Reports

To whom it may concern:

I, Kenneth R. Leibler, hereby authorize the following officers and agents of Northeast Utilities to sign and file Form 144 and Forms 3, 4 and 5 on my behalf, via the EDGAR system or otherwise, to report changes in my beneficial ownership of securities of Northeast Utilities and its subsidiaries:

Gregory B. Butler (Senior Vice President and General Counsel, Northeast Utilities)

Kerry J. Kuhlman (Vice President and Secretary, Northeast Utilities)

Jeffrey C. Miller (Assistant General Counsel of Northeast Utilities Service Company)

O. Kay Comendul (Assistant Secretary, Northeast Utilities)

This authorization shall remain in effect until I notify you otherwise.

Very truly yours,

/s/ Kenneth R. Leibler

Kenneth R. Leibler